Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Blackboxstocks Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate(4)	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(f)(2)	57,330,700(1)	N/A	$2,550.00(3)	0.0001531	$0.39
	Equity	Series C Convertible Preferred Stock, par value of $0.001 per share	457(f)(2)	5,000(2)	N/A	$1.66(3)	0.0001531	$0.00
	Total Offering Amounts							$0.39
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fees Due							$0.39

(1)	Relates to common stock, $0.001 par value per share, of the registrant (“Common Stock”), issuable at the effective time of the proposed merger of RABLBX Merger Sub, Inc., a wholly owned subsidiary of the registrant (“Merger Sub”), with and into REalloys Inc. (“REalloys”), with REalloys continuing as the surviving corporation (the “Merger”) pursuant to the Agreement and Plan of Merger, dated as of March 10, 2025 by and among the registrant, Merger Sub and REalloys (the “Merger Agreement”). The number of shares to be issued upon close of the Merger is subject to downward adjustment as provided for in the Merger Agreement in the event that the holder of the Additional Debenture described in footnote (2) below) exercises conversion rights. The amount of shares of Common Stock to be registered is based on the estimated number of shares of Common Stock that are expected to be issued to holders of REalloys common stock, simple agreements for future equity (the “REalloys SAFES”), options and warrants, without taking into account the effect of any reverse stock split of Common Stock, including, without limitation: (1) 42,957,460 shares of the registrant’s Common Stock to be issued in exchange for shares of REalloys common stock outstanding at the time of the Merger using the assumed Exchange Ratio of 0.4296; (2) an aggregate of approximately 992,958 shares of the registrant’s Common Stock as related to the REalloys SAFEs, based on an assumed price of $2.84 per share, the closing price of the registrant’s common stock on Nasdaq on April 9, 2025; and (3) 13,380,282 shares of the registrant’s Common Stock issuable upon exchange of the outstanding warrants to purchase REalloys common stock at the effective time of the Merger. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock that may be issued because of events such as recapitalizations, stock dividends, stock splits, and similar transactions.
(2)	The amount of shares of Series C Convertible Preferred Stock, par value of $0.001 per share (“Series C Preferred Stock”) to be registered is based upon 5,000 shares expected to be issued at the effective time of the proposed Merger pursuant to the Merger Agreement at a ratio of one share of REalloys Preferred Stock to one share of Series C Preferred Stock;
(3)	Estimated solely for the purposes of calculation of the registration fee in accordance with Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”). REalloys is a private company and no market exists for its equity securities. Additionally, REalloys has accumulated a capital deficit; therefore, pursuant to Rule 457(f)(2) under the Securities Act, the proposed offering price is one-third of the aggregate par value of REalloys’ capital stock being exchanged in the proposed Merger, which is calculated as one-third of the par value of $0.0001 per share multiplied by 76,500,000 shares of REalloys common stock and one-third of the par value of $0.0001 per share multiplied by 5,000 shares of REalloys preferred stock that may be cancelled or exchanged at the time of the Merger.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $153.10 per $1,000,000 of the proposed maximum offering price.